Exhibit 10.24

805 BROADWAY, SUITE 900 VANCOUVER, WA 98660	800.914.1220 DISCOVERORG.COM
May 28, 2019
VIA EMAIL
Chris Hays
Dear Chris,
On behalf of DiscoverOrg Data, LLC (“DiscoverOrg”), I am pleased to offer revised terms of your job title and compensation. Effective May 12, 2019 your base salary will increase to $360,000 which will be paid according to the Company’s standard payroll schedule.
Please note that your employment at the Company is “at-will.” This means that you are free to resign at any time with or without cause or prior notice. Similarly, the Company is free to terminate our employment relationship with you at any time, with or without cause or prior notice. Although your job duties, title, compensation, benefits, and the Company’s policies and procedures may change from time-to-time, the “at-will” nature of your employment may only be changed in a document signed by you and the CEO of the Company. Your employment with the Company is subject to DiscoverOrg’s general employment policies, many of which are described in the DiscoverOrg employee handbook.
Please contact me if you have any questions whatsoever about this letter or your employment.
Sincerely,
/s/ Henry L. Schuck
Henry L. Schuck
CEO
DiscoverOrg Data, LLC